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                                                                     Exhibit 5.1
                                                                     -----------


                                [K&E Letterhead]


                                 July 17, 2001



Radio One, Inc.
5900 Princess Garden Parkway
8th Floor
Lanham, Maryland 20706

          Re: Radio One, Inc.; Exchange Offer for $300,000,000 8 7/8% Senior Subordinated Notes due 2011 for up to $300,000,000 8 7/8% Series B Senior Subordinated Notes due 2011

Dear Ladies and Gentlemen:

          We have acted as counsel to Radio One, Inc. (the "Company") and each of the following entities who have guaranteed the Old Notes (as defined below) and the Exchange Notes (as defined below): Radio One Licenses, Inc., WYCB Acquisition Corporation, Broadcast Holdings, Inc., Bell Broadcasting Company, Radio One of Detroit, Inc., Allur-Detroit, Inc., Allur Licenses, Inc., Radio One of Atlanta, Inc., ROA Licenses, Inc., Dogwood Communications, Inc., Dogwood Licenses, Inc., Radio One of Charlotte, LLC, Radio One of Augusta, Inc., Davis Broadcasting of Charlotte, Inc., Radio One of North Carolina, Inc., Radio One of Boston, Inc., Radio One of Boston Licenses, Inc. and Blue Chip Merger Subsidiary, Inc. (the "Guarantors," and together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principle amount of up to $300,000,000 8 7/8% Senior Subordinated Notes due 2011 (the "Old Notes") for up to $300,000,000 8 7/8% Series B Senior Subordinated Notes due 2011 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is
hereinafter referred to as the "Registration Statement."   The Exchange Notes
are to be issued pursuant to the Indenture (the "Indenture"), dated as of May 18, 2001 by and among the Registrants and The United States Trust Company of New York, as the Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $300,000,000 in aggregate principal amount are outstanding.
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Radio One, Inc.
July 17, 2001
Page 2

          In connection with issuing this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes, (iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated as of May 18, 2001, by and among the Registrants and Banc of America Securities LLC, Credit Suisse First Boston Corporation, Deutsche Bank Alex. Brown Inc., Blaylock & Partners, L.P., First Union Securities, Inc., Morgan Stanley & Co. Incorporated and TD Securities
(USA) Inc.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others. Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

     (i) The Company and each of the Guarantors other than Radio One of Charlotte, LLC ("Charlotte LLC"), Broadcast Holdings, Inc. ("BHI") and Bell Broadcasting Company ("BBC") are in good standing under the General Corporation Law of the State of Delaware. Charlotte LLC is in good standing under the Delaware Limited Liability Company Act, BHI is in good standing under the District of Columbia Business Corporation Act, and BBC is in good standing under the Michigan Business Corporation Act.

     (ii) The sale and issuance of the Exchange Notes has been validly authorized by the Company, and the issuance of a guarantee of such Exchange Notes by each Guarantor (each, a "Guarantee") has been validly authorized by such Guarantor.
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Radio One, Inc.
July 17, 2001
Page 3

    (iii) When, as and if (A) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (B) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (C) the Old Notes shall have been validly tendered to the Company, (D) the Exchange Notes shall have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes, and (E) any legally required consents, approvals, authorizations or other order of the Commission or any other regulatory authorities have been obtained, the Exchange Notes, when issued pursuant to the Exchange Offer, will constitute valid and binding obligations of the Company, and the Guarantee issued by each Guarantor will constitute a valid and binding obligation of such Guarantor.

          Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) except for purposes of the opinion in paragraph (i), any laws except the laws of the State of New York.

          We hereby consent to the filing of this opinion in Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

          We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes

          This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.
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Radio One, Inc.
July 17, 2001
Page 4

                                         Very truly yours,

                                         /s/ KIRKLAND & ELLIS

                                         KIRKLAND & ELLIS